As further discussed in this Current Report on Form 8-K, information presented in this Exhibit 99.1 has been recast to present our operations in India, the Asia Pacific region, France and the Netherlands as discontinued operations in our consolidated financial statements and to retrospectively apply FASB Accounting Standards Update No. 2011-05 to the consolidated statements of comprehensive loss included herein. No other modifications or updates to the disclosures have been made in this Current Report on Form 8-K for developments or events that occurred subsequent to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Form 10-K”). This Exhibit 99.1 should be read in conjunction with the 2011 Form 10-K (except for Items 6, 7, and 8) and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012.

Item 6.	Selected Financial Data.

The selected consolidated financial data set forth below as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this report. This information should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and related notes included elsewhere in this report.

The selected financial data as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 have been derived from our unaudited consolidated financial statements not included herein. In light of our acquisition of InfoSpace Mobile, on December 28, 2007 and Adenyo on April 14, 2011, our financial statements only reflect the impact of the acquisitions since those dates, and therefore comparisons with prior periods are difficult.

	Year Ended December 31,
(in thousands, except per share data)	2011	2010	2009	2008	2007
Condensed Consolidated Statement of Operations Data:
Total revenues	$97,746	$110,244	$109,647	$100,071	$35,171
Operating expenses
Direct third-party expenses	16,267	7,793	7,222	3,869	3,709
Datacenter and network operations (1)	21,450	28,820	31,267	32,712	9,468
Product development and sustainment (1)	18,324	22,550	30,872	52,117	16,229
Sales and marketing (1)	14,583	12,216	11,013	9,452	7,119
General and administrative (1)	23,479	38,051	20,231	25,687	10,334
Depreciation and amortization	13,790	11,828	13,081	21,513	10,322
Impairment charges (2)	140,523	—	5,806	29,130	26,867
Acquisition transaction and integration costs	6,071	—	—	—	—
Restructuring (3)	4,957	407	1,988	3,135	1,283
Abandoned transaction charge (4)	—	—	—	—	2,600
Total operating expenses	259,444	121,665	121,480	177,615	87,931
Operating loss	(161,698)	(11,421)	(11,833)	(77,544)	(52,760)
Other income (expense), net	(472)	3,457	(1,620)	2,717	1,155
Loss before income taxes	(162,170)	(7,964)	(13,453)	(74,827)	(51,605)
Provision (Benefit) for income taxes	(5,195)	1,567	1,896	1,776	—
Loss from continuing operations	(156,975)	(9,531)	(15,349)	(76,603)	(51,605)
Income (Loss) from discontinued operations (5)	(38,417)	2,516	(952)	(1,297)	(24,928)
Loss from sale of discontinued operations (5)	—	—	—	(127)	(1,360)
Net loss	(195,392)	(7,015)	(16,301)	(78,027)	(77,893)
Accretion of redeemable preferred stock and dividends for preferred stock and redeemable preferred stock	—	(13,293)	(23,956)	(22,427)	(8,095)
Net loss attributable to common stockholders	$(195,392)	$(20,308)	$(40,257)	$(100,454)	$(85,988)
Net income (loss) per share attributable to common stockholders - basic and diluted
Continuing operations	$(3.50)	$(0.99)	$(6.69)	$(16.95)	$(10.30)
Discontinued operations	(0.86)	0.11	(0.16)	(0.24)	(4.54)
Total net loss per share attributable to common stockholders (6)	$(4.36)	$(0.88)	$(6.85)	$(17.19)	$(14.84)
Weighted-average common shares outstanding – basic and diluted	44,860	22,963	5,878	5,843	5,796

	December 31,
(in thousands)	2011	2010	2009	2008	2007
Condensed Balance Sheet Data:
Cash and cash equivalents	$13,066	$78,519	$35,945	$14,299	$67,418
Working capital	19,577	83,638	28,303	30,698	74,478
Total assets	118,112	231,814	174,176	195,447	289,391
Total long-term debt and capital lease obligations, less current portion	20,531	—	—	3,234	16,295
Total redeemable preferred stock	—	49,862	417,396	394,135	372,406
Total stockholders' equity (deficit)	$49,125	$143,564	$(288,821)	$(249,867)	$(152,510)

(1)	Depreciation and amortization is not included in each respective operating expense category. The allocation by function is as follows:

	Year Ended December 31,
(in thousands)	2011	2010	2009	2008	2007
Datacenter and network operations	$8,293	$7,807	$8,858	16,813	7,310
Product development and sustainment	2,296	1,634	1,899	2,214	1,548
Sales and marketing	2,799	2,041	1,930	2,064	307
General and administrative	402	346	394	422	1,157
Depreciation and amortization	$13,790	$11,828	$13,081	21,513	10,322

(2)
The impairment charges in 2011 relate to a combination of factors occurring, including the significant decline of our market capitalization below the book value of our net assets and the reduction in the actual and anticipated performance of acquired businesses below our expectations. The impairment charges in 2008 and 2009 relate primarily to integration activities following our acquisition of InfoSpace Mobile in December 2007 and to certain non-core operating assets. The 2007 impairment charges relate to goodwill due primarily to changes in consumer purchase habits. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details.

(3)
2011 restructuring charges relate to severance payments and stock-based compensation charges related to the acceleration of equity awards given to employees that were terminated. In the prior years, our restructuring charges relate to costs associated with closing and relocating facilities, relocating certain key employees and severance costs following the acquisition of InfoSpace Mobile. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details.

(4)
In 2007, we issued a warrant to purchase common stock to an affiliate of an existing investor as a fee for providing a financing commitment in connection with a proposed transaction that was not completed.

(5)
In connection with a business strategy reassessment initiated in 2007, we exited the direct to consumer and media and entertainment businesses at various times during 2007 and 2008. In 2012, both our France and Netherlands subsidiaries were sold, and we exited our subsidiaries in India and the Asia Pacific Region. We have excluded the results of these subsidiaries from continuing operations. The Netherlands subsidiary has been excluded from 2008, 2009, 2010 and 2011. The Asia Pacific Region has been excluded from 2009, 2010 and 2011. The France and Indian subsidiaries have been excluded from 2010 and 2011.

(6)
See Note 14-Net Loss Per Share Attributable to Common Stockholders to our Consolidated Financial Statements for a description of the method used to compute basic and diluted net loss per share attributable to common stockholders.